Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Thursday, October 28, 2010		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports Third Quarter 2010 Results

•                  Total revenues were $205.0 million, up 210% from last year

•                  Wireless service revenues were $173.0 million, or 84% of total revenues

•                  Adjusted EBITDA was $37.8 million

•                  Operating income was $13.8 million

•                  Includes first full quarter of Alltel Wireless operations

Beverly, MA (October 28, 2010) – Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the third quarter and nine months ended September 30, 2010.

Third Quarter 2010 Financial Results

Total revenues for the third quarter were $205.0 million, of which total wireless service revenues represented $173.0 million, or 84%. This significant increase over last year’s third quarter total revenues of $66.1 million resulted from the Company’s acquisition of certain former Alltel Wireless retail markets, licenses and network assets, which closed on April 26, 2010. U.S. wireless service revenues totaled $158.8 million, or 77% of total revenues, for the quarter.  The Company ended the quarter with approximately 1.1 million wireless subscribers across all markets.

Adjusted EBITDA(1) for the 2010 third quarter was $37.8 million as compared to $35.0 million in the third quarter of 2009, an increase of $2.8 million, or 8%.  The results for the third quarter of 2010 were impacted by significant costs associated with the transition of the recently acquired Alltel Wireless assets.  Specifically, sales and marketing costs in our U.S. Wireless segment included approximately $10.0 million of additional expenses primarily related to an accelerated pace of customer contract renewals and extensions.

Total operating income for the third quarter of 2010 was $13.8 million. Operating income in last year’s third quarter was $23.1 million, which included $2.1 million in acquisition-related charges.  The decrease in operating income resulted from a $14.2 million increase in depreciation and amortization expenses primarily associated with the acquisition of the Alltel assets, partially offset by the increased operating margin generated by the acquired Alltel properties.

Net income attributable to ATN’s stockholders was $6.4 million, or $0.41 per diluted share, as compared to $11.9 million, or $0.78 per diluted share, in the third quarter of 2009.

Commenting on third quarter results, Michael T. Prior, Chief Executive Officer said, “The integration of the Alltel asset acquisition is moving ahead as planned, and we continue to make progress in many areas, while refining our value proposition in the new markets.  Revenue and subscriber numbers are broadly in line with our expectations to date, although expenses were at the high end of those expectations for this quarter.  As anticipated, previously-discussed transition initiatives and expenses are causing net attrition as well as higher costs.  We expect margins to remain tight and net subscriber losses, particularly prepaid, to continue over the next few quarters.  Our ability to drive subscriber additions, control churn and optimize our offerings is constrained by our limited billing and point of sale capabilities during this transition period.

(1)   See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

By the middle of 2011, however, when we should have much greater ability to tailor our offerings and no longer be burdened by the additional costs and overlaps caused by the transition services agreement that is currently in force, we expect to report more normalized EBITDA margins, net subscriber additions and churn.”

Other business highlights in the third quarter included:

•                  The launch of the Company’s new wireless voice and data service in the U.S. Virgin Islands as part of the Island Wireless segment.

•                  The activation of the Company’s new undersea cable to Guyana, which will help to provide high-speed data and internet services to that country, resulting in expected growth in data and internet revenue for the International Integrated Telephony segment.

Third Quarter 2010 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data services revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations.  Total service revenues from the U.S. wireless businesses amounted to $158.8 million in the third quarter of 2010, compared to $31.8 million in the third quarter of 2009. Total service revenues from the acquired Alltel properties for the quarter were $129.7 million, or the entirety of this increase.

Retail wireless service revenues were $108.8 million for the quarter ended September 30, 2010. The Company did not have a U.S. retail wireless business in the third quarter of 2009. At the end of the 2010 third quarter, the Company had approximately 767,000 U.S. retail subscribers, of which approximately 550,000 were postpaid subscribers and approximately 217,000 were prepaid subscribers.  Additional operating data on our U.S. retail wireless business can be found in Table 4.

Wholesale wireless revenues were $50.0 million, an increase of 57% over the $31.8 million reported in the third quarter of 2009.  Wholesale revenues from the acquired Alltel properties were $20.9 million, or the entirety of this increase.  Data revenues accounted for 27% of wholesale wireless revenues for the quarter, compared to 19% a year earlier.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean.  Total revenues from international wireless (which includes revenues from fixed wireless data services) amounted to $14.2 million in the third quarter of 2010, an increase of $2.5 million, or 21%, over $11.7 million reported in the third quarter of 2009.  This increase primarily resulted from growth in the number of wireless subscribers in Guyana and expansion in the Caribbean.

Wireline Revenues

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, its integrated voice and data operations in New England and its wholesale transport operations in New York State.  Total revenues from wireline amounted to $20.8 million in the third quarter of 2010, a decrease of $1.2 million or 5% from $22.0 million reported in the third quarter of 2009. The decline resulted from a $1.7 million decrease in international long distance revenues in Guyana, partially offset by increased data revenue in that country and increased revenues generated by U.S. wireline operations.

Reportable Operating Segments

The Company has four reportable segments:  i) U.S. Wireless, ii) International Integrated Telephony, which generates its revenues and has its assets located in Guyana, iii) U.S. Wireline and iv) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean.

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Financial data on our reportable operating segments for the three months ended September 30, 2010 are as follows:

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Total Revenue	$169,456	$22,136	$5,021	$8,347	$—	$204,960
Adjusted EBITDA	30,997	10,991	747	(604)	(4,284)	37,847
Operating Income (Loss)	13,985	6,416	1	(2,126)	(4,450)	13,826

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at September 30, 2010 were $61.8 million. Long term debt was $250.8 million. For the nine months ended September 30, 2010, net cash provided by operating activities was $100.3 million and capital expenditures were $91.6 million.  The Company expects full year 2010 capital expenditures to be approximately $130 to $140 million, of which $85 to $95 million is expected to be incurred by the U.S. Wireless segment.

In the third quarter, the Company increased the available borrowings under its existing credit facility by $75 million, bringing the total credit facility to $375 million, which will allow the Company to fund planned capital expenditures and growth initiatives.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday, October 29, 2010 at 11:00 a.m. Eastern Time (ET) to discuss its third quarter results for 2010.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 20293601.  A replay of the call will be available from 3:00 p.m. (ET) October 29, 2010 until 11:59 p.m. (ET) November 5, 2010. The replay dial-in numbers are US/Canada: 800-642-1687 and International: 706-645-9291, access code 20293601.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems.  For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) our ability to operate a large scale

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retail wireless business in the United States and integrate these operations into our existing operations; (2)  the general performance of our U.S. operations, including operating margins, and the future retention and turnover of the our subscriber base; (3) our ability to maintain favorable roaming arrangements; (4) increased competition; (5) economic, political and other risks facing our foreign operations; (6) the loss of certain FCC and other licenses and other regulatory changes affecting our businesses; (7) rapid and significant technological changes in the telecommunications industry; (8) any loss of any key members of management; (9) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (10) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (11) the occurrence of severe weather and natural catastrophes; (12) the current difficult global economic environment, along with difficult and volatile conditions in the capital and credit markets; and (13) our ability to realize the value that we believe exists in businesses that we may or have acquired. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 16, 2010, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 10, 2010. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures.  Specifically, ATN has presented Adjusted EBITDA and ARPU measures.  Adjusted EBITDA is defined as net income attributable to ATN, Inc. stockholders before interest, taxes, depreciation and amortization, acquisition related charges, other income, bargain purchase gain, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the Alltel transaction.  ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods.  The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.  Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this news release.

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Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	September 30,	December 31,
	2010	2009
Assets:
Cash and Cash Equivalents	$61,810	$90,247
Other Current Assets	98,486	46,268

Total Current Assets	160,296	136,515

Fixed Assets, net	441,182	217,015
Goodwill and Other Intangible Assets, net	188,868	77,039
Other Assets	22,868	15,985

Total Assets	$813,214	$446,554

Liabilities and Stockholders’ Equity:
Current Liabilities	$150,928	$56,887

Long Term Debt, Net of Current Portion	250,807	69,551
Other Liabilities	83,518	37,683

Total Liabilities	485,253	164,121

Stockholders’ Equity	327,961	282,433

Total Liabilities and Stockholders’ Equity	$813,214	$446,554

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009 (a)	2010 (a)	2009 (a)
Revenues:
U.S. Wireless Services:
Retail	$108,828	$—	$190,331	$—
Wholesale	49,952	31,837	112,437	79,276
International Wireless	14,220	11,684	37,712	33,725
Wireline	20,829	21,969	64,580	66,634
Equipment and Other	11,131	602	19,420	2,982
Total Revenue	204,960	66,092	424,480	182,617

Operating Expenses:
Termination and Access Fees	53,076	11,830	109,186	34,702
Engineering and Operations	21,747	6,519	46,288	21,010
Sales, Marketing and Customer Services	50,411	3,454	86,310	9,769
Equipment Expense	12,700	615	22,321	1,697
General and Administrative	29,179	8,690	62,887	26,166
Acquisition-Related Charges	47	2,072	15,881	2,479
Depreciation and Amortization	23,974	9,763	52,585	28,756

Total Operating Expenses	191,134	42,943	395,458	124,579

Operating Income	13,826	23,149	29,022	58,038

Other Income (Expense):
Interest Income (Expense), net	(3,112)	(874)	(6,527)	(2,519)
Other Income	204	13	434	48
Equity in Earnings of Unconsolidated Affiliates	166	—	456	—
Bargain Purchase Gain, net of taxes of $18,016	—	—	27,024	—

Other Income (Expense), net	(2,742)	(861)	21,387	(2,471)

Income Before Income Taxes	11,084	22,288	50,409	55,567
Income Taxes	5,022	9,919	15,447	24,217

Net Income	6,062	12,369	34,962	31,350
Net Loss (Income) Attributable to Non-Controlling Interests, net of tax	303	(433)	212	(976)

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$6,365	$11,936	$35,174	$30,374

Net Income Per Weighted Average Share Attributable to Atlantic Tele-Network, Inc. Stockholders:
Basic	$0.41	$0.78	$2.30	$1.99
Diluted	$0.41	$0.78	$2.27	$1.98
Weighted Average Common Shares Outstanding:
Basic	15,349	15,237	15,303	15,233
Diluted	15,502	15,398	15,476	15,304

a)     Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Nine Months Ended September 30,
	2010	2009

Net Income	$34,962	$31,350
Gain on Bargain Purchase, Net of Tax	(27,024)	—
Depreciation and Amortization	52,585	28,756
Change in Working Capital	20,978	7,588
Other	18,845	3,107

Net Cash Provided by Operating Activities	100,346	70,801

Capital Expenditures	(91,632)	(40,273)
Acquisitions of Businesses, Net of Cash Acquired	(225,498)	(24)
Other	4,725	(647)

Net Cash Used by Investing Activities	(312,405)	(40,944)

Borrowings Under Credit Facility	240,000	—
Principal Repayments of Long Term Debt	(46,520)	(564)
Debt Issuance Costs	(4,322)	—
Dividends Paid on Common Stock	(9,186)	(8,224)
Distributions to Non-Controlling Interests	(1,239)	(5,543)
Other	4,889	251

Net Cash Used by Financing Activities	183,622	(14,080)

Net Change in Cash and Cash Equivalents	(28,437)	15,777

Cash and Cash Equivalents, Beginning of Period	90,247	79,665

Cash and Cash Equivalents, End of Period	$61,810	$95,442

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	JUN 2010	SEP 2010

Beginning Subscribers	827,370	807,327
Prepay	242,385	230,334
Postpay	584,985	576,993

Gross Additions	44,208	64,118
Prepay	25,892	37,527
Postpay	18,316	26,591

Net Additions	(20,043)	(40,771)
Prepay	(12,051)	(13,480)
Postpay	(7,992)	(27,291)

Ending Subscribers	807,327	766,556
Prepay	230,334	216,854
Postpay	576,993	549,702

Note: Beginning subscribers for quarter ended June 30, 2010 are as of April 30, 2010 following the close of the Alltel transaction on April 26, 2010.

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	JUN 2010	SEP 2010

Total Retail Service Revenues for period (000’s)	$95,242	$129,744

Average Subscribers (weighted monthly)	821,637	786,295

Monthly Average Revenues per Subscriber/Unit (ARPU)	$53.28	$55.00

Monthly Postpay Subscriber Churn	2.24%	3.16%

Monthly Blended Subscriber Churn	3.85%	4.41%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended September 30, 2009 and 2010

Three Months Ended September 30, 2009

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$11,936

Net Income Attributable to Non-Controlling Interests, net of tax						433

Income Taxes						9,919

Other Income						(13)

Interest Income (Expense), net						874

Operating Income (Loss)	$18,837	$8,590	$84	$(100)	$(4,262)	$23,149
Depreciation and Amortization	3,812	4,180	567	1,131	73	9,763

Acquisition-Related Charges	—	—	—	—	2,072	2,072
Adjusted EBITDA	$22,649	$12,770	$651	$1,031	$(2,117)	$34,984

Three Months Ended September 30, 2010

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$6,365

Net Loss Attributable to Non-Controlling Interests, net of tax						(303)

Income Taxes						5,022

Equity in Earnings of Unconsolidated Affiliates						(166)

Other Income						(204)

Interest Income (Expense), net						3,112

Operating Income (Loss)	$13,985	$6,416	$1	$(2,126)	$(4,450)	$13,826
Depreciation and Amortization	17,012	4,575	746	1,522	119	23,974

Acquisition-Related Charges	—	—	—	—	47	47
Adjusted EBITDA	$30,997	$10,991	$747	$(604)	$(4,284)	$37,847